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                                  May 1, 2006

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

   Re: Metropolitan Life Insurance Company
       Paragon Separate Account C
       Registration Statement on Form N-6 (File Nos. 333-[ ]/811-07982)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, the registrant, Paragon Separate Account C, hereby requests that the effective date of the above-referenced registration statement filed on Form N-6 be accelerated and declared effective on May 1, 2006.

                                         PARAGON SEPARATE ACCOUNT C (Registrant)

                                         By: METROPOLITAN LIFE INSURANCE COMPANY

                                         By: /s/ Marie C. Swift
                                             -----------------------------------
                                             Marie C. Swift
                                             Associate General Counsel

                                         METROPOLITAN LIFE INSURANCE COMPANY
                                               (Principal Underwriter)

                                         By: /s/ Marie C. Swift
                                             -----------------------------------
                                             Marie C. Swift
                                             Associate General Counsel